Exhibit 10.26

Option Terms

of

GPC Aktiengesellschaft

Genome Pharmaceuticals Corporation

Martinsried/Munich

§ 1

Form; Classification

(1)	The warrants of GPC Aktiengesellschaft (“options issuer”) are in each instance denominated in the face value of the GPC registered shares to be acquired with the warrant, which is currently DM 5 per share. The warrants are registered and bear equal rights, and are numbered consecutively.

(2)	The registered warrants are certificated in several global warrants made out in the name of the respective optionee. If desired, the optionee has the right to obtain individual certificates for the individual warrants.

§ 2

Conversion Privilege

(1)	Under the present terms, the warrants can be converted one-for-one into shares of GPC Aktiengesellschaft as options issuer (hereinafter also “GPC”) through payment of the conversion price pursuant to § 4 (conversion privilege).

(2)	The conversion privilege is enjoyed by the respective warrant holder recorded in the Company’s stock ledger under the “Warrants” column. In principal, warrant holders can exercise their conversion privilege not only with respect to all option rights, but also with regard to part of the certified option rights. Warrant holders may also be third parties who are not employees of GPC and who have acquired the option right from the original optionee as legal successor in accordance with the provisions of the present option terms.

(3)	The conversion request shall be submitted to the GPC Office of the Management Board Secretary as the conversion agent.

§ 3

Precondition for Exercise of the Conversion Privilege

(1)	The earliest time at which the conversion privilege can be exercised by the respective warrant holder is specified by GPC in the warrant. As provided therein, warrant holders can exercise the conversion privilege for the option rights vested in the warrant 2 years after the issuance thereof (waiting period).

(2)	Unless an extension of the exercise period is announced by GPC, the option must be exercised within 10 years of its issuance.

(3)	Otherwise the conversion privilege can be exercised at any time following the waiting period. In each instance, however, the following periods are excluded:

a)	the period between the last date of deposit for the shares prior to the GPC General Meeting of Shareholders and the 3rd banking day after the respective General Meeting of Shareholders;

b)	the period of two weeks before the end of each GPC fiscal year, and

c)	the period between the day on which GPC announces an offer to its shareholders to subscribe to new shares or bonds with conversion or option rights through a notice sent to all shareholders or through publication in the Official Gazette (Bundesanzeiger) of the Federal Republic of Germany and the day on which the GPC shares available for subscription are first officially quoted “ex-subscription rights” on the stock exchange where the Company’s shares are floated.

§ 4

Conversion Price

(1)	In the event of conversion of the warrant into shares, the conversion price is the amount indicated in the warrant. This amount is established on the basis of a valuation performed by the Company as determined from the last sale of shares to uninvolved third parties or from the issuance of new shares to uninvolved third parties in connection with a capital increase prior to the granting of the option right.

(2)	The conversion price may be lowered through a resolution by the General Meeting of Shareholders, but in no case to an amount lower than DM 5 per share. A lowering of the conversion price is considered especially in the cases cited in § 5.

(3)	The option values stipulated in the present option terms are considered to be stipulated in EURO as soon as the EURO has become the sole legal tender in Germany or as soon as the Company has, prior to that date, already converted the capital stock and shares to EURO. The conversion that is necessary in that regard is performed on the basis of the official conversion rate. There is no entitlement to a change in the option terms by virtue of the conversion to EURO.

§ 5

Lowering of the Conversion Price

(1)	If GPC, when granting a direct or indirect subscription right to its shareholders prior to the end of the period indicated in § 3, Para. 1,

a)	increases its capital stock through the issuance of new shares, and the subscription price per share is lower than the conversion price fixed in the warrant, or

b)	issues bonds with conversion or option rights, and the fixed per-share conversion or option price - or the lowest such price, if applicable - is lower than the conversion price fixed in the warrant,

then the conversion price is lowered pursuant to Para. 2 as of the effective date specified in Para. 3.

(2)	The conversion price for a share with a face value of DM 5 is in each instance lowered according to the following formula:

E =	KA - B
V + 1

Whereby:

E =	amount by which the conversion price is reduced pursuant to Para. 1

KA =	last fixed price of the GPC shares prior to the capital measure

B =	-	in case of capital increases pursuant to Para. 1 a): the subscription price for a new share

	-	in case of issuance of convertible or option-linked bonds pursuant to Para. 1 b): the fixed conversion or option price for one share - or the lowest such price, if applicable

V =	-	in case of a capital increase pursuant to Para. 1 a): the subscription ratio for the new shares

	-	in case of issuance of convertible or option-linked bonds pursuant to Para. 1 b): the subscription ratio for the bond multiplied by the conversion or option ratio

The respective ratio of the face values is used.

(3)	GPC is obligated to provide written notice to the warrant holders concerning the conversion price reduced pursuant to Para. 2 and concerning the effective date from which the lowered conversion price applies at the same time that it publicly offers subscription to the new shares or bonds with conversion or option rights whose issuance is the reason for reduction of the conversion price. The effective date is the date on which the shares available for subscription are first officially converted “ex-subscription rights” on the stock exchange on which the Company’s shares were first introduced.

(4)	In the event of a capital increase from company funds, instead of a reduction of the conversion price the conditional capital pursuant to § 218 AktG (Stock Corporation Act), if present, is increased in the same ratio as the capital stock. The right of a holder of option rights to subscribe to shares with exercise of the conversion privilege increases in the same ratio. Fractions of shares that arise as a result of a capital increase from company funds are not made available in exercising the conversion privilege. The conversion agent will make every effort to sell any fractional amount for the optionee’s account after the conversion statement has taken effect. The proceeds will be placed at the disposal of the optionee upon issuance of the shares pursuant to § 6.

(5)	The conversion price is not reduced if, in the resolution concerning a capital increase or concerning the issuance of bonds with conversion or option rights, GPC also grants the optionees a direct or indirect subscription right to the new shares or to the new bonds with conversion or option rights, thereby placing the optionees in a position as if they had already undertaken the conversion.

§ 6

Execution of Conversion

(1)	In order to exercise the conversion privilege, the optionee must submit a written statement to the Office of the Management Board Secretary using the form available from the Office of the Management Board Secretary for cases of conversion, which includes the shareholder’s accession to the underwriting agreement among the Company’s shareholders, and he must pay the conversion price to GPC.

(2)	The conversion statement takes effect only after the conversion price has been received in DM or EURO in the GPC account indicated in the conversion statement. Statements received by the Office of the Management Board Secretary during the periods in which exercise of the conversion privilege is barred in accordance with § 3, Para. 3 are considered to have been submitted and received on the next following day on which exercise of the conversion privilege is again permitted.

(3)	The shares to be issued pursuant to exercise of the conversion privilege are made available in the Office of the Management Board Secretary as soon as the conversion statement takes effect.

§ 7

Profit-Sharing Entitlement of the New Shares

The shares that result from exercise of the conversion privilege participate in profits from the beginning of the fiscal year in which they originate through exercise of the conversion privilege.

§ 8

Disposition of Warrants

(1)	The option rights are freely transferable and tradable immediately after they are granted. The GPC Management Board shall be informed in writing of any alienation, assignment, pledging, or other encumbrance of warrant rights.

(2)	GPC enjoys a preemption right in the event of an alienation or assignment of option rights pursuant to Para. 1. GPC is entitled to exercise the preemption right either in its own name or in the name of some or all shareholders of GPC if GPC is aware of a corresponding interest in acquisition on the part of its shareholders.

(3)	The information that the warrant holder recorded in the stock ledger provides to the Company in writing concerning the party acquiring his option right must include the basic figures involved in the acquisition of the option right as agreed to between him and the acquiring party.

(4)	The preemption right pursuant to Para. 2 can be exercised against the optionee recorded in the stock ledger and/or, if known, the party acquiring the option right only immediately after receipt of the information concerning the alienation pursuant to Para. 1 that triggers the preemption right.

(5)	The preemption right also applies to swaps. In this case, the purchase price is replaced by the market value of the swapped item.

(6)	If a preemption right pursuant to Para. 2 exists, GPC is also entitled to designate to the warrant holder recorded in the stock ledger, with reference to the preemption right pursuant to Para. 2, a bank that may acquire the option right for the purpose of later resale to the GPC shareholders or to third parties designated by GPC.

§ 9

Devolution of Inheritance

(1)	The warrant rights are freely inheritable.

(2)	Irrespective of Para. 1, § 8 applies to dispositions insofar as option rights and shares arising therefrom by virtue of conversion are disposed of by way of final distribution to a community of heirs or through the transfer of shares of the inheritance to a third party. The same applies in the event that an option right or a share of an inheritance is transferred to a third party for the purpose of fulfilling a bequest.

§ 10

Termination Right

GPC is entitled to declare the warrant right void and to delete the warrant holder from the stock ledger if the warrant holder to whom the option right was originally granted and who was in an employment or other consulting relationship with GPC or with an enterprise affiliated with GPC at the time when the respective warrant was issued, on which basis the option right was granted to him or her, has for any reason withdrawn from the employment or consulting relationship with GPC, or said relationship has for any reason been terminated, prior to the time fixed in the warrant, which may be no more than 3 years after the time of issuance of the warrant. In that case, the optionee recorded in the stock ledger is entitled to indemnification in the amount of the actual value of the option, but with said amount not to exceed the value of the option liable to wage tax upon its issuance. If the warrant has already been converted to shares at that time, the shareholder recorded in the stock ledger is entitled to stock redemption indemnification in the amount of the actual value of the stock, but with said amount not to exceed the conversion price.

§ 11

Taxes

The warrant holder bears full liability for all taxes due in connection with the granting of the option right and/or in connection with his exercise or disposition of same, whereby GPC may deduct any payable wage taxes from the salary of the warrant holder and, if applicable, make the conversion conditional upon the furnishing of proof of a corresponding payment by the warrant holder or upon the lodging of adequate security.

§ 12

Place of Performance and Venue

(1)	The place of performance and venue is Munich.

(2)	The form and content of the option rights and of the rights and obligations of the warrant holder and of GPC are subject to the laws of the Federal Republic of Germany.

Martinsried/Munich, September 1998

The Management Board of GPC Aktiengesellschaft

/s/ Elmar Maier

/s/ Sebastian Meier-Ewert

Acknowledged:

/s/ Zejlka Kadlubski 9/14/98
(Optionee)